Exhibit 99.1

Corbus Pharmaceuticals Announces $27.2 Million Registered Direct Offering

Norwood, MA (February 28, 2017) – Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical stage drug development company targeting rare, chronic, serious inflammatory and fibrotic diseases, announced today that the Company has entered into a Securities Purchase Agreement for the sale of shares of its common stock in a registered direct offering to investors. The Company is selling 3,887,815 shares at a purchase price of $7.00 per share with gross proceeds of approximately $27.2 million and net proceeds of approximately $27.1 million.

The proceeds from the offering will be used to fund our continued clinical development of JBT-101 and for general corporate purposes, which may include increasing working capital and funding capital expenditures. The Company’s current cystic fibrosis clinical study is supported by an award from the Cystic Fibrosis Foundation. The dermatomyositis and systemic lupus erythematosus clinical studies are supported by grants from the National Institutes of Health.

The closing of the offering is expected to take place on or about February 28, 2017, subject to the satisfaction of customary closing conditions.

The shares are being offered by Corbus pursuant to a shelf registration statement on Form S-3 (File No. 333-207936) which was declared effective on November 19, 2015 by the Securities and Exchange Commission (the “SEC”). A prospectus supplement and accompanying base prospectus relating to the offering of the shares will be filed with the SEC and will be available on the SEC’s website at http: //www.sec.gov. Copies of the prospectus supplement and the accompanying base prospectus relating to the securities may also be obtained from Corbus Pharmaceuticals Holdings, Inc., 100 River Ridge Drive, Norwood, MA 02062.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities are being offered only by means of a prospectus, including a prospectus supplement and accompanying base prospectus, forming a part of the effective registration statement.

About JBT-101

JBT-101 is a novel synthetic oral endocannabinoid-mimetic drug that preferentially binds to the cannabinoid receptor type 2 (CB2) expressed on activated immune cells and fibroblasts. CB2 activation triggers endogenous pathways that resolve inflammation and halt fibrosis. Preclinical and Phase 1 studies have shown JBT-101 to have a favorable safety, tolerability and pharmacokinetic profile. It has also demonstrated promising potency in preclinical models of inflammation and fibrosis. JBT-101 is designed to trigger the production of “Specialized Pro-resolving Lipid Mediators” that activate an endogenous cascade responsible for the resolution of inflammation and fibrosis, while reducing production of multiple inflammatory mediators. In effect, JBT-101 triggers endogenous pathways to turn “off” chronic inflammation and fibrotic processes, without causing immunosuppression.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare, chronic, and serious inflammatory and fibrotic diseases. The Company’s lead product candidate, JBT-101, is a novel synthetic oral endocannabinoid-mimetic drug designed to resolve chronic inflammation, and fibrotic processes. In November 2016, Corbus reported positive topline data results from a Phase 2 study in diffuse cutaneous systemic sclerosis, showing clear signal of clinical benefit with JBT-101. The Company recently completed a Phase 2 study of JBT-101 for the treatment of cystic fibrosis with topline data expected to be announced before the end of the first quarter of 2017. Additionally, JBT-101 is being evaluated in a Phase 2, 12-month open label extension study in systemic sclerosis, a Phase 2 study in skin-predominant dermatomyositis, with a 12-month open label extension study in dermatomyositis and another Phase 2 study in systemic lupus erythematosus planned to commence in the first quarter of 2017.

For more information, please visit www.CorbusPharma.com and connect with the Company on Twitter, LinkedIn, Google+ and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the closing of the offering, the use of proceeds from the offering and the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Media Contact

David Schull

Russo Partners, LLC

Phone: +1 (858) 717-2310

Email: david.schull@russopartnersllc.com

Source: Corbus Pharmaceuticals Holdings, Inc.

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